Exhibit 99.1

NOMINATION & INDEMNIFICATION AGREEMENT

February [●], 2026

Nominee: [●]

Dear [●]:

This letter confirms our understanding as follows:

Nomination and Role: You consent to be nominated and, if elected, to act as a director of GeoPark Limited, a Bermuda exempted company limited by shares (the “Target”), if nominated by Parex Resources Inc. (the “Company”) as part of its slate of nominees (the “Slate”) in connection with actions that may be taken by the Company to acquire the assets of, or the voting or equity securities of, the Target, including, without limitation, the submission of a notice of nomination in respect of an annual general meeting of the Target’s shareholders, the solicitation of proxies in connection with any meeting of the Target’s shareholders or the commencement of any tender, exchange or other offer for the voting or equity securities of the Target (the “Solicitation”). You also agree that (1) the Company is not obligated to nominate you as part of its Slate and may remove you from its Slate at any time and (2) that you will serve as a director of the Target if elected or appointed.

Compensation: The Company agrees to pay you $25,000 in two installments: (1) $12,500 upon the execution of this agreement by each party; and (2) $12,500 upon the earlier of: (a) the mailing of a definitive proxy statement listing you as a nominee in the Slate; and (b) the execution of a definitive agreement between the Company and the Target relating to a transaction. You agree not to withdraw your consent to be nominated or refuse to act as a director if elected. If you voluntarily withdraw from the Slate prior to the completion of the Solicitation or refuse to act as a director if elected, you will repay all payments previously received and forfeit any further payment.

Expense Reimbursement: The Company will reimburse you for all reasonable and customary out-of-pocket expenses (including travel expenses) necessary to perform your responsibilities as a nominee from the date hereof until the termination of this agreement.

Prohibited Transactions: You agree not to acquire beneficial ownership of or dispose of any Target securities (or arrange to do such things) without the Company’s prior written consent.

Disclosure and Consent: You will complete and return all questionnaires provided by the Company or the Target relating to your nomination and will supply accurate and complete information. You will promptly inform the Company of any updates to your responses. You consent to the inclusion of your nomination and related information in proxy statements or other communications by the Company or the Target for the Solicitation.

Indemnification: The Company will indemnify you and hold you harmless against all claims, losses and expenses (including reasonable attorneys’ costs) arising from your participation in the Solicitation, except if you (a) violate any law, (b) act in bad faith or with gross negligence or willful misconduct, (c) provide false or misleading information or omit material information in connection with the Solicitation, or (d) are exposed to liability in respect of any fraud or dishonesty of which you are guilty. This indemnity includes advancement of reasonable attorneys’ costs incurred by you in connection with any proceeding arising from your participation in the Solicitation, subject to repayment if indemnification is later deemed inapplicable. This indemnity will survive your removal from the Slate or your election, but only with respect to events that occurred prior to such removal or election. You agree to provide the Company with prompt written notice of any claim for which you may seek indemnification and to cooperate with the Company in connection with such claim. The Company will have the right to assume and control the defense of such claim, with counsel chosen by the Company, and to settle any such claim.

Directors’ Duties: If elected, you will owe statutory and fiduciary duties exclusively to the Target and its stockholders, as required under Bermuda law, and nothing in this agreement will prohibit you from complying with such duties. You represent and agree that (1) you are not, and will not become, a party to any arrangement or understanding with respect to how you would act or vote as a director if elected and (2) you will comply with the Target’s policies and guidelines applicable to directors if elected.

Termination: This agreement will automatically terminate upon the earlier of: (1) your election or appointment as a director of the Target; and (2) notice from the Company that it has abandoned the Solicitation or that you will not be included in, or have been removed from, the Slate. Termination will not affect any rights or obligations accrued prior to termination.

Governing Law and Venue: This agreement is governed by and construed in accordance with the laws of Bermuda. All legal proceedings arising out of this agreement will be brought and resolved exclusively in the venue of any court of Bermuda.

Entire Agreement: This letter, together with the non-disclosure letter agreement between you and the Company, constitutes the entire agreement between you and the Company regarding your nomination. It supersedes all prior understandings and can only be amended in writing, signed by both parties.

[Signature page follows]

2

Please indicate your agreement with the foregoing by signing in the space provided below, whereupon this letter agreement will become a binding agreement between the Company and you.

Very truly yours,

PAREX RESOURCES INC.

By:
Name:
Title:

Accepted and Agreed as of the date first above written:

Name: [●]

3

Exhibit A

CONSENT OF NOMINEE

The undersigned understands that Parex Resources Inc. (“Parex”) intends to nominate the undersigned for election to the Board of Directors of GeoPark Limited (“GeoPark”), in connection with actions that may be taken by Parex to acquire the assets of, or the voting or equity securities of, GeoPark, including, without limitation, the submission of a notice of nomination in respect of an annual general meeting of GeoPark’s shareholders, the solicitation of proxies in connection with any meeting of GeoPark’s shareholders or the commencement of any tender, exchange or other offer for the voting or equity securities of GeoPark.

The undersigned hereby consents to be named as a nominee of Parex or GeoPark for the Board of Directors of GeoPark, to be elected pursuant to a solicitation of proxies from stockholders of GeoPark or other action by Parex, to be named as a nominee in Parex’s or GeoPark’s proxy solicitation materials and to serve as a director of GeoPark if elected.

Name: [●]